Exhibit 11.1


                                   COMPETITIVE TECHNOLOGIES, INC.
                          Schedule of Computation of Earnings Per Share
                                        (Unaudited)


                                   Nine months               Quarter
                                 ended April 30,          ended April 30,

                               1998        1997          1998         1997

Net loss applicable
  to common stock          $  (889,269)  $(1,170,359)  $ (387,990)  $ (398,463)

Common and common
  equivalent shares -
    diluted:
  Basic weighted average
    common shares
    outstanding              5,965,357     5,910,907    5,977,433    5,921,172
  Adjustments for assumed
    exercise of stock
    options                     38,948*       63,583*      41,725*      55,918*
  Adjustments for assumed
    exercise of stock
    warrants                     4,582*       18,472*       3,659*       9,138*
  Weighted average number
    of common and common
    equivalent shares
    outstanding              6,008,887     5,992,962    6,022,817    5,986,228

Net loss per share of
    common stock:
    Basic and diluted      $     (0.15)  $     (0.20)  $    (0.06)  $    (0.07)


* Anti-dilutive.

These calculations are submitted in accordance with Regulation S-K item 601 (b) (11) which differs from the requirements of paragraph 13 of Statement of Financial Accounting Standards No. 128 because they produce an anti-dilutive result.